ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) serves to confirm and outline the terms under which StimCell Energetics Inc. (the “Company”) has retained Stonegate Capital Partners, Inc., a Texas corporation (“Stonegate”) on a non-exclusive basis to provide the services outlined below, upon the terms and conditions also outlined below.

1.During the period that this Agreement shall remain in effect, Stonegate will provide the following services to the Company, which are also detailed in the appendix A – Stonegate Proposal:

➢Provide research coverage and updated quarterly during the term of the agreement

➢Press release the report two times during the term of the agreement

➢Ongoing investor relations consultation and representation

➢Coordination of targeted institutional investor meetings

➢Detailed follow-up on all institutional investor meetings

➢Quarterly reports to management on program activity upon request

2.Upon execution of this Agreement the Company shall pay to Stonegate the amount of Two Hundred Fifty Thousand Shares (250,000) in the Company as an up front, initial, earned retainer for the first twelve months of this Agreement. This initial retainer shall be compensation for Stonegate services during the term of the contract.

3.After twelve months from the effective date of this Agreement, this Agreement may be cancelled and terminated by either party upon thirty (30) days written notice to the other party at any time, provided that all due and owning fees have been paid by the Company. In the event the Company elects to retain Stonegate’s services beyond the initial term of this agreement, the Company and Stonegate will enter into a new, mutually agreeable Advisory Services Agreement.

4.In the event Stonegate identifies an investor who makes a direct investment in the Company, the Company shall sign a mutually acceptable agreement with Stonegate’s equity affiliate, Stonegate Capital Markets (member FINRA).

5.The Company agrees to indemnify and hold Stonegate harmless from and against any and all losses, claims, damages or liabilities related to or arising out of Stonegate’s engagement and will reimburse Stonegate for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by Stonegate in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Stonegate is a party.  The foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate.

5.(a)In connection with Stonegate’s activities hereunder on the Company’s behalf, the Company may furnish Stonegate with confidential information concerning the Company and its operations (the “Confidential Information”).  The Company acknowledges and agrees that Stonegate in performance under this Agreement will be using and relying upon the Confidential Information without independent verification thereof or independent appraisal of any of the Company’s assets and may, in its sole discretion, use additional information contained in public reports or other information furnished by the Company or third parties.

(b)Stonegate will use the Confidential Information solely for the purpose of performing under this Agreement.  Subject to the limitations set forth in subsection (c) below, Stonegate will keep the Confidential Information provided hereunder confidential and will not disclose Confidential

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Information or any portion thereof unless the Company consents to the disclosure of the Confidential Information.

(c)Stonegate’s confidentiality obligations under this Agreement shall not apply to any portion of the Confidential Information which (i) at the time of disclosure to Stonegate or thereafter is generally available to and known by the public; (ii) was available to Stonegate on a non-confidential basis from a source other than the Company; (iii) has been independently acquired or developed by Stonegate without violating any of its obligations under this Agreement; or (iv) the disclosure of which is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or other similar process).  In the event that Stonegate becomes legally compelled to disclose any of the Confidential Information, Stonegate shall provide the Company with prior written notice of such requirement so that the Company may be afforded to seek a protective order or other appropriate remedy.  The obligations of the Parties under this Section shall survive the termination of this Agreement for a period of 12 months.

7.This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to any conflict of laws provision thereof.

8.All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, or facsimile (with copy by first class mail) to the applicable party.

9.This Agreement embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements, communications and understandings relating to the matters provided for herein.

10.Stonegate and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation.  Any dispute which the parties cannot resolve may then be submitted by either party to binding arbitration in Dallas, Texas under the rules of the American Arbitration Association for resolution.  Nothing in this paragraph will prevent either party from resorting to judicial proceedings in Dallas County, Texas if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

IN WITNESS WHEREOF, this Agreement has been executed as of the effective date indicated below by duly authorized representatives of the Company and Stonegate.

DATED to be effective March 12, 2026

StimCell Energetics Inc.	Stonegate Capital Partners, Inc.

By: /s/ David Jeffs	By: /s/ Scott Griffith

Title: CEO	Title: CEO

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